As filed with the Securities and Exchange Commission on May 1, 2025

Registration Nos. 333-264820

333-255149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

EACH IDENTIFIED

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

William Penn Bancorporation

(Exact name of registrant as specified in its charter)

Maryland	85-3898797
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

10 Canal Street, Suite 104, Bristol, Pennsylvania	19007
(Address of principal executive offices)	(Zip code)

William Penn Bancorporation 2022 Equity Incentive Plan

William Penn Bank 401(k) Retirement Savings Plan

(Full title of the plans)

Rory G. Ritrievi, President & CEO

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

(Name and address of agent for service)

(717) 692-7105

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esquire

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by William Penn Bancorporation, a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 333-255149, as filed with the Commission on April 9, 2021, registering up to 12,650,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the William Penn Bank 401(k) Retirement Savings Plan.

•

Registration Statement No. 333-264820, as filed with the Commission on May 10, 2022, registering 1,769,604 shares of Common Stock, issuable pursuant to the William Penn Bancorporation 2022 Equity Incentive Plan.

On April 30, 2025 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated October 31, 2024, by and between the Company and Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), the Company merged with and into Mid Penn (the “Merger”), with Mid Penn continuing as the surviving corporation.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but which remain unsold and any plan interests that are unissued under the Registration Statements as of the Effective Date. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mid Penn Bancorp, Inc. (as successor to the Company) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, State of Pennsylvania, on May 1, 2025.

MID PENN BANCORP, INC.,
as successor by merger to WILLIAM PENN BANCORPORATION

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.